EXHIBIT 1.2

December 16, 2003

Boards of Directors

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

233 Genesee Street

Utica, New York 13501

Attention:	Mr. John A. Zawadzki
President and Chief Executive Officer

Ladies and Gentlemen:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as an independent financial advisor to SBU Bank (the “Bank”), Partners Trust, MHC (the “MHC”) and Partners Trust Financial Group, Inc. (“Partners Trust Financial,” and together with the Bank and the MHC, the (“Company”) in connection with the proposed reorganization of the Company from mutual holding company to full stock form (the “Reorganization”), including the offer and sale of certain shares of the common stock of the proposed new holding company (the “Holding Company”) to the Bank’s eligible account holders in a Subscription Offering, to members of the Bank’s community in a Direct Community Offering, and under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the “Offerings”). For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Holding Company’s common stock are sold in the Reorganization. This letter is to confirm the terms and conditions of our engagement.

ADVISORY SERVICES

Sandler O’Neill will act as a consultant and advisor to the Company and the Holding Company and will work with their management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

2.	Reviewing with the Board of Directors the independent appraiser’s appraisal of the common stock of the Holding Company;

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and the Holding Company and their counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offerings;

5.	Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

6.	Providing general advice and assistance regarding financial and market aspects of the Reorganization.

SYNDICATED COMMUNITY OFFERING

If any shares of the Holding Company’s common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption “Definitive Agreement” below, Sandler O’Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O’Neill will endeavor to limit the aggregate fees to be paid by the Company under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O’Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Company and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O’Neill be obligated to act as a selected dealer or to take or purchase any shares of the Holding Company’s common stock.

FEES

If the Reorganization is consummated, the Company agrees to pay Sandler O’Neill for its services hereunder the fees set forth below:

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

1.	a fee of one percent (1.00%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Company or the Holding Company established for the benefit of their directors, officers and employees, (ii) any director, officer or employee of the Company or the Holding Company or members of their immediate families, and (iii) SBU Bank Charitable Foundation; and

2.	with respect to any shares of the common stock sold by an NASD member firm (including Sandler O’Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer’s fees, and (c) a management fee to Sandler O’Neill of one percent (1.00%), which in the aggregate shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements.

If (i) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (ii) the Reorganization is terminated by the Company, no fees shall be payable by the Company to Sandler O’Neill hereunder; however, the Company shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder.

All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Reorganization. In recognition of the long lead times involved in the reorganization process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, which shall be credited against any fees or reimbursement of expenses payable hereunder.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees and expenses, advertising, promotional, syndication and travel expenses, up to a maximum aggregate amount of $80,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

Partners Trust, MHC

Partners Trust Financial Group, Inc. SBU Bank

December 16, 2003

As is customary, the Company will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s and the Holding Company’s counsel, accountants, conversion agent, transfer agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company or the Holding Company, the Bank will reimburse Sandler O’Neill for such fees and expenses whether or not the Reorganization is consummated; provided, however, that Sandler O’Neill shall not incur any substantial expenses on behalf of the Company or the Holding Company pursuant to this paragraph without the prior approval of the Company.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s and the Holding Company’s management the financial condition, business and operations of the Company and the Holding Company. The Company and the Holding Company acknowledge that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and the Holding Company and their directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including Sandler O’Neill’s participation therein and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O’Neill agrees that it will treat as confidential

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

all material, non-public information relating to the Company and the Holding Company obtained in connection with its engagement hereunder (the “Confidential Information”), whether or not the Reorganization is consummated. As used in this paragraph, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (ii) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (iii) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

Since Sandler O’Neill will be acting on behalf of the Company and the Holding Company in connection with the Reorganization and the Offerings, each of the Holding Company, the MHC, Partners Trust Financial and the Bank agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the Offerings or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Holding Company, the MHC, Partners Trust Financial and the Bank will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Bank, the MHC, Partners Trust Financial and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization bears to that of Sandler O’Neill.

If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Company of the commencement of any action or proceeding or

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

investigation in respect thereof but failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this agreement. The Company shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case it shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Sandler O’Neill or any other Indemnified Party except as set forth below); provided, however, that such counsel shall be satisfactory to Sandler O’Neill in the exercise of its reasonable judgment. Notwithstanding the Company’s election to assume the defense of such action, Sandler O’Neill or any other Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of such counsel chosen by the Company to represent Sandler O’Neill or any other Indemnified Party would present such counsel with a conflict of interest (in which case the Company shall not have the right to assume the defense of such action on Sandler O’Neill’s or the Indemnified Party’s behalf); (ii) the actual or potential defendants in, or targets of, any such action include both the Company and Sandler O=Neill, and Sandler O’Neill shall have reasonably concluded that there may be legal defenses available to Sandler O’Neill or the Indemnified Party which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on Sandler O’Neill’s or the Indemnified Party’s behalf); (iii) the Company shall not have employed counsel satisfactory to Sandler O’Neill to represent Sandler O’Neill or the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) the Company shall authorize Sandler O’Neill or any other Indemnified Party to employ separate counsel at the Company’s expense. It is expressly understood that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified parties collectively. The Company will not be liable under this letter agreement for any amount paid by Sandler O’Neill or any other Indemnified Party to settle any claims or actions if the settlement is entered into without the Company’s consent, which shall not be unreasonably withheld.

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offerings, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company, the Holding Company and Sandler O’Neill with respect to the subject matter hereof shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

services of Sandler O’Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill, the Company and the Holding Company and their respective counsel and shall contain indemnification provisions consistent with industry practice and the provisions of this letter.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill’s counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed Offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to September 30, 2004.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P. By: Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton

Catherine A. Lawton Vice President

Accepted and agreed to as of

the date first above written:

Partners Trust, MHC

By:	/s/ John A. Zawadzki

John A. Zawadzki President and Chief Executive Officer

Partners Trust Financial Group, Inc.		SBU Bank

By:	/s/ John A. Zawadzki	By:	/s/ John A. Zawadzki

	John A. Zawadzki		John A. Zawadzki
	President and Chief Executive Officer		President and Chief Executive Officer